 Exhibit 99.2

Reconciliation of Non-GAAP Financial Measures
Our measures of free cash flows and the effect of foreign exchange rates on our consolidated statements of operations meet the definition of non-GAAP financial measures.
We provide multiple measures of free cash flows because we believe these measures provide additional perspective on the impact of acquiring property and equipment with cash and through finance leases and financing obligations.
Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.” Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
Free cash flow adjusted for equipment finance leases, which we also refer to as free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations, is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases, net of remeasurements and modifications,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.” All other finance lease liabilities and financing obligations consists of property. In this measure, equipment acquired under finance leases is reflected as if these assets had been purchased with cash, which is not the case as these assets have been leased.
These free cash flows measures have limitations as they omit certain components of the overall cash flow statement and do not represent the residual cash flow available for discretionary expenditures. For example, these measures of free cash flows do not incorporate the portion of payments representing principal reductions of debt or cash payments for business acquisitions. Additionally, our mix of property and equipment acquisitions with cash or other financing options may change over time. Therefore, we believe it is important to view free cash flows measures only as a complement to our entire consolidated statements of cash flows.
A quantitative reconciliation of free cash flow adjusted for equipment finance leases to the most directly comparable amounts reported in accordance with GAAP for the trailing twelve months ended December 31, 2022 and 2023, is set forth below.

AMAZON.COM, INC.
(in millions)
(unaudited)
	Q4 2022	Q4 2023	Y/Y % Change
Cash Flows
Operating cash flow – trailing twelve months (TTM)	$46,752	$84,946	82%
Operating cash flow – TTM Y/Y growth (decline)	1%	82%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives – TTM	$58,321	$48,133	(17)%
Principal repayments of finance leases – TTM	$7,941	$4,384	(45)%
Principal repayments of financing obligations – TTM	$248	$271	9%
Equipment acquired under finance leases – TTM(1)	$299	$310	4%
Principal repayments of all other finance leases – TTM(2)	$670	$683	2%
Free cash flow – TTM(3)	$(11,569)	$36,813	N/A
Free cash flow less principal repayments of finance leases and financing obligations – TTM(4)	$(19,758)	$32,158	N/A
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations – TTM(5)	$(12,786)	$35,549	N/A

(1)
For the twelve months ended December 31, 2022 and 2023, this amount relates to equipment included in “Property and equipment acquired under finance leases, net of remeasurements and modifications” of $675 million and $642 million.

(2)
For the twelve months ended December 31, 2022 and 2023, this amount relates to property included in “Principal repayments of finance leases” of $7,941 million and $4,384 million.

(3)
Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”

(4)
Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”

(5)
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases, net of remeasurements and modifications,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”